SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2014

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements.

On May 28, 2014, Dover Motorsports, Inc. and our wholly-owned subsidiary, Nashville Speedway, USA, Inc., entered into a definitive agreement to sell to NeXovation, Inc. our Nashville Superspeedway facility along with some related equipment and assets. The agreement provides for a $1.5 million deposit to be held in escrow and an aggregate purchase price of $27 million in cash plus the assumption by NeXovation of our obligations under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee. The Bonds, which have a remaining principal balance of $18,800,000, are secured by a letter of credit provided by us which will be replaced by a letter of credit provided by NeXovation. Debt service on the Bonds is payable from property and sales taxes generated by the facility.

Our balance sheet includes a $1,765,000 contingent obligation for the estimated portion of the debt service that may not be covered by property and sales taxes at the Nashville facility if it were to remain closed. Upon closing of the transaction, we will reverse the contingent obligation which will result in a $1,765,000 increase in our pre-tax earnings.

We estimate that net proceeds from the sale will be approximately $21-$22 million after income taxes and settlement adjustments.

Closing is expected to take place in the third quarter and is subject to customary closing conditions.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 Purchase and Sale Agreement dated May 28, 2014 between Dover Motorsports, Inc., Nashville Speedway, USA, Inc. and NeXovation, Inc.

99.1 Press Release dated May 29, 2014, issued by Dover Motorsports, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: June 2, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase and Sale Agreement dated May 28, 2014 between Dover Motorsports, Inc., Nashville Speedway, USA, Inc. and NeXovation, Inc.

99.1	Press Release dated May 29, 2014 issued by Dover Motorsports, Inc.